                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 8-K

                                   CURRENT REPORT

                          Pursuant to Section 13 or 15(d) of
                         the Securities Exchange Act of 1934




                                    August 28, 1998
                     --------------------------------------------
                   Date of Report (Date of Earliest Event Reported)


                               Airstar Technologies, Inc..
                     --------------------------------------------
                (Exact name of Registrant as specified in its charter)
                                (formerly Xecom Corp.)


          Nevada                     000-27706            87-0421-1183
          ----------               ------------        ---------------
          (State or other          (Commission         (IRS Employer
          jurisdiction of          file Number)        Identification No.)
          incorporation or
          organization)



                             111  North Palm Canyon Drive
                                       Suite E
                            Palm Springs, California 92262
                         ------------------------------
                       (Address of principal executive offices)


         Registrant's telephone number, including area code: (760) 320-2782
                                                           --------------

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ITEM 5.   OTHER EVENTS

LANZA GROUP LITIGATION. On August 27, 1998, the Company filed suit against Joseph Lanza ("Lanza"), his wife Jayne Lanza, his son Mario Lanza, IWIC and several other entities believed to be owned or controlled by Lanza (collectively, "Defendants" or the "Lanza Group") for breach of contract, unjust enrichment, fraud, breach of fiduciary duty, negligence and violations of securities laws. The case is entitled AIRSTAR TECHNOLOGIES, INC. V. JOSEPH LANZA ET AL. The case is filed in Superior Court for the State of California (Riverside County), Case No. INC008689. The Company's claims arise from the actions of the Defendants in connection with the consulting agreement between IWIC and the Company, the purchase and sale of SelecTel, overbilling and false billing by IWIC and others, fraudulent concealment by Lanza of his background as it relates to the securities business, and fraudulent nondisclosure of information to the Company which had a material adverse effect on the Company's business. The Company seeks rescission of certain promissory notes which Lanza forced a director of the Company to sign without proper action by the Board of Directors of the Company, rescission of the consulting agreement with IWIC, rescission of issuance of Company securities to all Lanza entities. The Company has asked for a temporary restraining order and other injunctive relief barring Defendants from disposing of any of their securities of the Company, from voting any such securities, and from soliciting proxies from other shareholders.

     Management of the Company believes that the above claims are valid and intends to prosecute the action vigorously. However, no assurance can be given that the Company will be successful in this action or that even if it is, that the Company will be granted relief that will provide a significant benefit to the Company. Management cannot predict how long this action will continue before resolution or how much it will cost.


                                          2

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     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.


                                        AIRSTAR TECHNOLOGIES, INC.




Dated: August 28, 1998                  By: /s/ Joseph  Vigliarolo
                                            ----------------------
                                            Joseph  Vigliarolo
                                            President